Abrams Garfinkel Margolis Bergson, LLP
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                    Opinion of Counsel and Consent of Counsel

Board of Directors
LitFunding Corp.

Re: Registration Statement on Form SB-2

Gentlemen:
As counsel to LitFunding, Corp., a Nevada corporation (the "Company"), we have participated in the preparation of the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 4,000,000 shares of the Company's $.001 par value common stock. As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations, we are of the opinion that the shares of the Company's common stock, when issued in the manner set forth in the Registration Statement, will be validly issued, fully paid and non-assessable shares of the common stock of the Company. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form SB-2 filed by the Company and the reference to our firm contained therein under "Legal Matters."

Sincerely,



/s/ Abrams Garfinkel Margolis Bergson, LLP
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Abrams Garfinkel Margolis Bergson, LLP
December 30, 2004